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                     February 10, 2023

       Michael Miebach
       President and Chief Executive Officer
       Mastercard Inc.
       2000 Purchase Street
       Purchase, NY 10577

                                                        Re: Mastercard Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2011
                                                            File No. 001-32877

       Dear Michael Miebach:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services